EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-292051) on Form S-3 and (No. 333-279337 and 333-239919) on Form S-8 of our reports dated February 27, 2026, with respect to the consolidated financial statements of Stewart Information Services Corporation and subsidiaries and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP
Houston, Texas
February 27, 2026